EXHIBIT 99.2

3rd Quarter Conference Call

Good morning. Thank you for joining us and welcome to KMG America’s 3rd quarter conference call. I have with me this morning CFO Scott DeLong, Jim Nelson, our General Counsel and Tom Sass who is in charge of operations, underwriting and risk management.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws. These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties. These risks are discussed in our third quarter earnings release, issued this morning and our Form 10-Q, to be filed later today. In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully.

The third quarter marked continued progress for KMG America as we move steadily toward becoming a prominent provider of group and voluntary insurance products to employers and employees across America. Earnings were consistent with recent expectations. Scott will speak in detail about third quarter results but it’s apparent that the strategy to utilize Kanawha’s earnings base to fund KMG America’s growth is working.

I feel that we are getting beyond devoting a lot of time to reporting on operational or process issues because most of the basics are now in place. The measures for KMA now should be sales, sales representative hiring, their productivity, margins and underwriting, and of course earnings per share.

We’ve indicated that we intended to hire at least 20 but no more than 22 sales representatives in 2005. By early in the 4th quarter, we had hired 20 high quality sales representatives and we will not hire additional representatives in 2005. We’ve achieved the stated objective and recruiting now is focused on 2006. This decision allows our sales management to focus even more intently on sales in this critical quarter. The quarter is important for achieving 2005 objectives as well as January 1 renewals.

Regarding sales representative productivity, recall that we hired 8 representatives in January and February, we had a total of 10 at the end of the first quarter, and we reported a total of 15 at the 2nd quarter conference call. Our plan for 2005 contemplates no production from new sales representatives in the first 6 months after they are hired. In light of these circumstances, we believe a reasonable way to measure the productivity of our sales representatives is to look at the results of the first 8 representatives hired and annualize their sales results from June through October… a five month period. For the purpose of measuring sales representative productivity, we include issued sales, where we have issued a policy, and submitted sales, in which case we have made a commitment to issue a policy, but no policy has yet been issued. Please note that sales we report in our SEC filings and earnings releases include only sales where a policy has been issued.

Using both submitted and issued sales, the 8 representatives’ five month sales production, annualized, would be $3.1 million per representative. This result is particularly noteworthy considering that our product menu was very limited and that a January 1 renewal period isn’t included. I can conclude that the productivity of this group is at least on target with our expectations. Additionally, of the 15 representatives on board for 90 days or more, 13 have produced new premium.

Regarding absolute sales levels in 2005, our original model called for about $13 million of new sales full year. That number was increased to $20 million because of accelerated sales representative hiring early in the year. While the year isn’t complete, our current estimate is that we will be over $15 million but somewhat short of $20 million in 2005. Although the group life product has been approved in approximately 30 states, the shortfall to our most recent estimate is attributable to slow group life sales due to delayed approval of the group life product filing in California, where the Company has 4 sales representatives, and the failure thus far to obtain approvals in Texas, Illinois and Massachusetts where we employ 6 sales representatives. So group life is not currently available to half of our sales force.

The other key sales measurement is January 2006 renewals. That objective is also $20 million. Early indications are that we are on track to hit that number. It’s obvious that earned premium should jump significantly as of January 1, 2006.

Another key measurement is a margin analysis. We don’t have data yet that would permit conclusions to be made. We, of course, will furnish that information when it is available, which probably will be at the first quarter 2006 conference call.

I’d like to discuss a few additional items. One is the investment portfolio. Cash and cash equivalent investments rose to about $110 million at September 30. With the recent rise in interest rates, we have invested an additional $30 million bringing to about $60 million the cash that we invested long this year. We expect to commit much of the remaining $75-$80 million over the next several weeks, unless rates pull back or the yield curve flattens further. The $30 million recently invested produced yields of about 5.7% with a 7 to 8 year duration and average quality of A-. While these yields are below our original 2004 estimates, they are 60-75 basis points higher than was generally available in 2005 and at least 200 basis points higher than commercial paper rates we’ve received for most of 2005.

The ING/ReliaStar law suit drags on. We reported at the 2nd quarter call that they filed for injunctive relief in early August. As we expected, the Court ruled against their motion. ING/ReliaStar had 60 days from the date of the ruling to file for an appeal and on the 58th day, they filed notice of their appeal. We have developed a strategy to proceed which I can’t discuss but I will say we’ve notified them we will seek reimbursement for all the costs we’ve incurred. While the law suit has been costly to defend, as I’ve said from the beginning, I view it as nothing more than a minor distraction.

Finally, in early October we concluded the sale of our Senior Market agency office in Ft. Myers, Florida. The sale had a small negative impact on 3rd quarter results, but should have a small positive effect in the fourth quarter and going forward, as the operating losses resulting from running the agency are now eliminated.

Now I’ll ask Scott to comment on earnings.

MY CLOSING: Once again, thank you for joining us this morning. We are extremely satisfied with our progress to date and continue to be enthusiastic about the future of KMG America.

SHD 3Q05 Conference Call Script
Monday, November 14, 2005

Our earnings release went out earlier this morning, and the 10-Q will be filed later today.

I’ll start with a few words about our financial statement presentation in the press release.

First, we compare this year’s third quarter to both the second quarter this year and to last year’s third quarter for our predecessor. We believe the most meaningful comparison of the third quarter results will be to this year’s first and second quarters.

Second, we have added extra lines to the income statement in order to separate the performance of the Kanawha legacy business from that of the new activity relating to our new sales and underwriting operation, the corporate office, and costs associated with being a new public company. Starting this quarter we have provided a full P&L for this new activity now that meaningful amounts of premium revenues and benefit costs are being recorded along with expenses.

With this introduction, let me now get to third quarter results. Operating income was 6 cents per fully diluted share, slightly ahead of the analysts’ consensus estimate of 5 cents. This compares to 3 cents per share last quarter and 5 cents in the first quarter. We are satisfied with this result for two reasons. First, Kanawha’s legacy business continues to perform adequately, with operating income this quarter of 16 cents compared to 15 cents last quarter and 12 cents in the first quarter. Comparing the performance of the legacy business to the last quarter, investment income was up and expenses, net of deferrals and amortization, were down. These favorable effects were partially offset by less premium income, higher claims and a higher effective tax rate. Second, it now appears we have turned the corner on the earnings impact of the new activity, with the operating losses beginning to decline now that we are seeing the beginning of what we expect to be a rapid increase in premium revenue from the new sales activity. Operating losses from the new activity were 7 cents in the first quarter, 12 cents in the second quarter and now 10 cents in the third quarter. The improvement results from the million dollars of new earned premium after reinsurance in the third quarter compared to less than a hundred thousand in the second quarter, along with a decline in expenses, net of deferrals, of three and a half million in the third quarter compared to four million in the second quarter.

Next, I have a short commentary on the performance of Kanawha’s legacy business. Premiums were down in the third quarter from the second quarter for two primary reasons. First, earlier this year we put in place two steep rate increases aggregating to 75% on one voluntary short term disability income policy form, which has been discontinued for new sales for some time. This action was required because of continuing much higher than expected claims on two legacy worksite cases. Policyholder reaction to these rate increases was as we would expect: very rapid lapsation. The second driver of the premium decline is a technical seasonal effect on our long term care block due to the timing of policy anniversaries. It is unlikely premium revenue will decline in the fourth quarter, and we should benefit next year from the rate increases that we have been filing on our in force business this year.

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Investment income in the third quarter was up from the second quarter because the average portfolio yield increased from 4.7% to 4.8%. This resulted from the steady rise in short term rates, not because we had started to invest in longer assets in the third quarter. We continued to be very short and liquid throughout the third quarter. In fact, we started the third quarter with about $100 million in cash and investments with durations of two years or less, and ended the quarter up a bit at $110 million. As Ken mentioned, we did get about $30 million invested longer in October when the 10 year rate jumped up, and we should be getting more such opportunities. And getting invested with longer assets should help future earnings.

The benefits ratio increased in all legacy segments this quarter. The increase in the worksite segment ratio resulted from the reduced premiums and continuing high claims on the two legacy worksite disability income cases mentioned above, as well as an increase in Medicare Supplement claims that are also reported in this segment. The latter increase may be temporary, as claims performance in this closed block has been satisfactory in most recent quarters. While the long term care benefit ratio did increase in the third quarter, benefit costs were actually down from the second quarter. As a result, the increase in benefit ratio came from the decline in premium discussed above, not from an increase in policyholder benefits. And the filed rate increases mentioned earlier should have a beneficial effect if we can get them approved. In the Acquired Business segment, claims were worse in the third quarter in one treaty in particular, which accounts for the rise in the benefit ratio. Claims experience in the first two quarters this year was quite good compared to all quarters last year, so on a year-to-date basis the benefit ratio this year for the Acquired Business segment is about 25 points better than last year.

Expenses net of deferrals were down in the third quarter compared to the second quarter, with two principal causes. First, expenses before deferred acquisition cost deferrals were down by $700,000. Second, deferrals of acquisition costs were up by $300,000 as a result of an internal review of such costs as noted in the press release. Another expense item relates to the amortization of the DAC and VOBA assets. As noted in the press release, amortization of VOBA was reduced by $300,000 in the third quarter as a result of generally favorable policy persistency.

I’ll conclude with an update on the expenses associated with the new KMG America activity. Before the deferral of $400,000 of acquisition costs in the third quarter, expenses for this new activity were $3.9 million in the third quarter compared to $4 million in the second quarter. While employment-related costs associated with new hires were up as expected, the increase was more than offset by declines in legal and SOX compliance costs. The reduction in legal costs resulted from bringing more activities in house, not from a decline in litigation expense. It is possible these costs will increase in the fourth quarter. And employment-related costs will continue to rise as our organization expands. But we now have a flow of premium revenue to offset these expenses, and we would certainly expect that future revenue increases relating to this new activity will exceed future expense increases.

All in all, we are very satisfied with our current earnings performance, especially given the challenging interest rate environment throughout this year, and the increase in legacy benefit costs in the third quarter. The important thing, we think, is that our core sales and underwriting organization is in place and we are seeing some encouraging signs regarding our sales outlook. We believe we are positioned for strong revenue and earnings growth in 2006.

With that, I’ll turn it back to Ken for the Q&A session.

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